Exhibit (h)(47)

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

PLATFORM SERVICES ADMINISTRATION AGREEMENT

THIS AGREEMENT is made and entered into as of the 2nd day of January, 2023, by and between Exchange Traded Concepts Trust, a Delaware statutory trust (the “Trust”) acting for and on behalf of each series as is currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”); ETC PLATFORM SERVICES, LLC, a Delaware limited liability company (“Platform Services”); and EXCHANGE TRADED CONCEPTS, LLC (the “Adviser”), a registered investment adviser and Oklahoma limited liability company that serves as investment adviser to the Trust and the Funds thereunder.

WHEREAS, the Trust and, subject to the limitations described herein, Adviser, desires to retain Platform Services to provide managerial and administrative services to the Trust and each Fund of the Trust.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Platform Services

The Trust and Adviser hereby appoint Platform Services as a service provider of Trust for the term of this Agreement to perform the services and duties described herein. Platform Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Platform Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Platform Services hereunder.

2.	Services and Duties of Platform Services

Platform Services shall provide the following services to the Trust and each Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers, including but not exclusive to Adviser, authorized participants, external legal counsel, accounting and audit firms and external compliance consultants.

(2)	Resources and Personnel:

a.

Provision of Trust officers, as such roles are defined in the Trust’s Declaration of Trust, By-laws, or other governing documents, which may include:

i.            Trust Secretary

ii.            Treasurer and Principal Financial Officer

iii.            President and Principal Executive Officer

iv.            Trust Chief Compliance Officer

b.	Office facilities

c.	Non-investment-related statistical and research data as requested.

(3)	Provide services to the Trust’s board of trustees’ (the “Board of Trustees” or the “Trustees”), such as:

a.	Prepare, oversee or manage the coordination of meeting agendas and resolutions, with the assistance of the Trust’s Administrator, Fund counsel and Adviser in-house counsel.

b.	Prepare, oversee or manage the coordination of reports for the Board of Trustees based on financial and administrative data.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

c.	Assist with the selection of the independent auditor.

d.	Monitor fidelity bond and director and officer liability coverage, and oversee the preparation of the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare, oversee or manage the coordination of minutes of meetings of the Board of Trustees and Fund shareholders with the assistance of the Trust’s Administrator, Fund counsel and Adviser in-house counsel.

f.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

g.	Prepare and maintain checklist of actions to be taken by the Board throughout the year.

(4)	Audits:

a.	Through the Treasurer and Principal Financial Officer, support the preparation of and review schedules, footnotes, and other disclosures for audits. Provide requested information to the independent auditors, and facilitate the audit process.

b.	For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay or approve the payment of all Fund operational expenses.

(7)	Directly or in conjunction with the Trust’s Administrator, maintain the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Platform Services by the Trust or its representatives for safe keeping.

(8)	Provide fund formation assistance, including with respect to the design, development, and operation of Funds for the Trust, at the direction and pursuant to the supervision of the Adviser. Platform Services will facilitate the establishment of new Client and Index Provider relationships for the Trust and Adviser and coordinate diligence in connection therewith for the Trust’s and Adviser’s consideration.

(9)	Prepare for and conduct shareholder meetings, if necessary.

(10)	Review reports produced by, and the operations and performance of, the various organizations providing services to the Trust or any Fund of the Trust, including, without limitation, the Trust’s investment adviser, distributor, custodian, any sub-adviser, fund accountant, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Trust, and at the request of the Trustees, report to the Trustees on the performance of such organizations.

(11)	Prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, custodian, any sub-adviser, fund accountant, shareholder servicing agent, and transfer agent and oversee expense disbursement and any service provider conversions.

(12)	Review marketing material to verify that Fund information is accurate.

(13)	Create and maintain the Funds’ website and oversee the accuracy of Fund data included in on the website

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

B.	SEC Registration and Reporting:

	(1)	Assist the Trust’s Administrator, Adviser, or Fund counsel, as applicable, in annual update and other amendments of each Fund’s Registration Statement.

	(2)	Assist the Trust’s Administrator, Adviser, or Fund counsel, as applicable, in the preparation and filing of annual and semiannual shareholder reports, Form N-PORT, Form N-CEN, Form N-CSR, Form N-PX filings and Rule 24f-2 notices.

	(3)	Coordinate or oversee the production of the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

	(4)	Ensure that such shares are properly registered or qualified with each Fund’s listing exchange.

	(5)	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

	(6)	Provide information and assistance with inspections by the Commission.

C.	Financial Reporting:

(1)	Prepare, oversee or manage the coordination of financial reports shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(2)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(3)	For applicable daily accrual Funds, monitor expense accruals and provide Trust expense allocation data to Administrator.

D.	Principal Financial Officer

Platform Services agrees to provide a Principal Financial Officer (the “PFO”) to the Trust. The PFO shall act independently with the power and authority as mandated by the Trust and the Board of Trustees pursuant to the requirements of Sections 302 and Section 906 of the Sarbanes-Oxley Act of 2002; Rule 30a-2 of the Investment Company Act of 1940; Section 6(a) of the Securities Act of 1933 and Sections 13 (a) and 15 (d) of the Securities Exchange Act of 1934. Platform Services agrees that the PFO shall provide the following services to the Trust.

(1)	Oversight of the financial statement process; provide reasonable assurance regarding the reliability of financial reporting and financial statement process for external audiences.

(2)	Assessment of controls surrounding financial statement production

(3)	Review and sign Certification for N-CSR filings

(4)	Review and sign Disclosure Controls and Procedures

(5)	Input into selection of accounting policies when alternative treatments exist

(6)	Oversight of tax qualification and distributions

(7)	Oversight over use of appropriate expense accrual rates

(8)	Participation in audit meetings and progress calls during each audit

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

(9)	Sign any filings other than those stated in (3) above that may be required of a principal financial officer pursuant to the Sarbanes-Oxley Act, the applicable laws and regulations referred to in 2.E. above

(10)	Participation at Board meetings

(11)	Presentations to the Board, as appropriate

In the event that the PFO shall, at any time, be unable or unwilling to perform hereunder, Platform Services shall promptly recommend for the approval of the Trust and the Board of Trustees one or more other Platform Services employees, each of whom is competent and knowledgeable regarding the role of a principal financial officer, or the services of an outsourced PFO, for appointment by the Trust as successor PFO.

E.	Trust Chief Compliance Officer

Platform Services agrees to make available to act as the Trust’s CCO an employee or agent of Platform Services who is qualified to be responsible for administering each Fund’s compliance program as provided in Rule 38a-1. Such employee or agent shall be competent and knowledgeable regarding the federal securities laws and shall, in the exercise of his or her duties to the Funds, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the applicable Fund. Platform Service’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1. Platform Services shall oversee the activities of such employee as CCO of each Fund and shall determine that such employee (A) is familiar with Platform Service’s operations regarding oversight of Fund policies and procedures for compliance programs under Rule 38a-1, (B) has ongoing access to Platform Service’s offices and senior employees regarding compliance issues, (C) is promptly made aware of any changes to Platform Service’s operations regarding oversight of Fund policies and procedures for compliance programs and (D) is qualified to serve as a CCO as described under Rule 38a-1.

With respect to each Fund, the CCO shall:

(1)	Report directly to the Board and respond to compliance related inquiries and requests made by the Board.

(2)	Review the Fund’s compliance program policies and procedures including those policies and procedures of the Fund’s adviser, administrators, including Platform Services, principal underwriter, custodian, and transfer agent, as applicable, (collectively, “Service Providers”) that relate to the Fund.

(3)	Conduct periodic reviews of the Fund’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate.

(4)	Review no less frequently than annually, the adequacy of the policies and procedures of the Fund and its Service Providers and the effectiveness of their implementation.

(5)	Apprise the Board of significant compliance events at the Fund or its Service Providers.

(6)	Design testing methods for the Fund’s compliance program policies and procedures.

(7)	Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund management and Service Providers.

(8)	Conduct periodic site visits of the Service Providers, as necessary.

(9)	Deliver updates to the Fund or its Service Providers and provide training, as necessary.

(10)	Establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled Board meetings as well as special meetings on an as-needed basis.

(11)	Prepare a written annual report for the Board. Such report shall, at a minimum, address: (A) the operation of the Fund’s and the Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report.

(12)	No less frequently than annually, meet separately with the trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees”); and

(13)	Maintain the Fund’s current policies and procedures compliance manual.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

F.	Paying Agent Services

The Trust and Adviser desire that Platform Services shall serve as the exclusive paying agent of the Funds, and hereby appoint Platform Services and Platform Services agrees to:

(1)	undertake the obligation to pay all operational expenses of the Trust and on behalf of its Funds, including but not limited to making payments to each of the Adviser, Index Provider or Fund Sponsor, Administrator, Custodian and Transfer Agent, Trust counsel, the Board of Trustees and the Board’s independent counsel, and other agents or vendors employed by the Trust to perform various services for and on its behalf (except for interest, taxes, brokerage commissions and other expenses incurred in placing or settlement of orders for the purchase and sale of securities and other investment instruments of the Funds, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

(20	act as depositary for investment advisory fees earned by the Adviser pursuant to its performance under that certain Investment Advisory Agreement between the Trust and Adviser dated [ ] (the “Advisory Agreement”) with respect to each of the Funds, individually, and

(2)	act as paying agent to calculate and make payments in respect of all of the operations and expenses of the Trust and on behalf of its Funds, including but not limited to making payments to each of the Adviser, Index Provider or Fund Sponsor, Administrator, Custodian and Transfer Agent, Trust counsel, the Board of Trustees and the Board’s independent counsel, and other agents or vendors employed by the Trust to perform various services for and on its behalf (except for interest, taxes, brokerage commissions and other expenses incurred in placing or settlement of orders for the purchase and sale of securities and other investment instruments of the Funds, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

(3)	In the event that Advisory Agreement terminates or any failure of Adviser to make timely payment as described in this Agreement, Trust agrees to direct fees directly to Platform Services in its capacity as Paying Agent, in conformance with the applicable terms of this Agreement for the payment and management of Fund expenses.

3.	Compensation

Platform Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A attached hereto (as amended from time to time). The Trust shall pay all such fees within 30 calendar days following receipt of the monthly billing notice. Notwithstanding anything to the contrary, amounts owed by a Fund subject to a non-unitary fee arrangement to Platform Services shall only be paid out of the assets and property of the particular Fund involved.

4.	Representations and Warranties

A.	The Trust hereby represents and warrants to Platform Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Platform Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Platform Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Platform Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.	Platform Services shall exercise reasonable care in the performance of its duties under this Agreement. Platform Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Platform Services’ control, except a loss arising out of or relating to Platform Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Platform Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Platform Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Platform Services may sustain or incur or that may be asserted against Platform Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Platform Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Platform Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. The Trust agrees to name the PFO as an officer to be covered under the D&O, E&O Insurance policy of the Trust for the term of the assignment. As used in this paragraph, the term “Platform Services” shall include Platform Services’ directors, officers and employees.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

B.

Platform Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Platform Services as a result of Platform Services’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Platform Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

C.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Platform Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Platform Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Platform Services. Platform Services agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Platform Services’ premises and operating capabilities at any time during regular business hours of Platform Services, upon reasonable notice to Platform Services. Moreover, Platform Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Platform Services relating to the services provided by Platform Services under this Agreement.

D.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

E.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

F.	If Platform Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Platform Services of any of its obligations in such other capacity.

G.	Nothing set forth in this Agreement shall diminish or otherwise limit the fiduciary obligations of the Adviser to the Trust and shareholders of any Fund or diminish or otherwise limit the services customarily provided by a registered investment adviser such as the Adviser to a registered investment company such as a Fund, irrespective of whether such services are expressly set forth in an investment advisory agreement between the Adviser and a Fund.

6.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Platform Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

7.	Proprietary and Confidential Information

Platform Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Platform Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Platform Services or any of its employees, agents or representatives, and information that was already in the possession of Platform Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Platform Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Platform Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

8.	Records

Platform Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Platform Services agrees that all such records prepared or maintained by Platform Services relating to the services to be performed by Platform Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

9.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. Platform Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Thereafter, if not terminated, this Agreement shall continue automatically for successive one year terms, provided that such continuance is specifically approved at least annually by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement will automatically and immediately terminate without penalty upon the termination of the Advisory Agreement between the Adviser and the Trust with respect to the applicable Fund(s).

This Agreement may be terminated without penalty, on not less than 180 days’ prior written notice, by the Trust’s Board of Trustees, the Adviser or by Platform Services. The termination of this Agreement with respect to one Fund or Trust shall not result in the termination of this Agreement with respect to any other Fund or Trust. Platform Services shall furnish to the Trust, promptly upon its request, such information (including Platform Services’ costs of delivering the services provided to the Trust hereunder) as may reasonably be necessary to enable the Trust’s Board of Trustees to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

11.	Duties in the Event of Termination

In the event this Agreement is terminated, the Adviser shall perform the Platform Services set forth in this Agreement unless or until a successor platform services provider has been engaged and approved by the Board.

In the event that, in connection with termination, a successor other than the Adviser to any of Platform Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Platform Services, Platform Services will promptly, upon such termination, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Platform Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Platform Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Platform Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

12.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust or the Adviser without the written consent of Platform Services, or by Platform Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

13.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Platform Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder, except, that subject to all the terms stated herein, Adviser and Platform Services intend to jointly offer their services. Neither this Agreement nor the performance of the Platform Services hereunder shall be considered to create a joint venture or partnership for purposes of this section.

16.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Platform Services and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice. The Fund acknowledges that in-house Platform Services attorneys exclusively represent Platform Services and rely on outside counsel to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between in-house Platform Services attorneys and the Fund, any information provided to Platform Services attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Platform Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Platform Services may consult with counsel to the appropriate Fund, at such Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Funds.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

18.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Platform Services shall be sent to:

ETC Platform Services, LLC

10900 Hefner Pointe Dr., Suite 400

Oklahoma City, Oklahoma 73120

Attn: Legal

Notice to the Trust shall be sent to:

Exchange Traded Concepts Trust

10900 Hefner Pointe Dr., Suite 400

Oklahoma City, Oklahoma 73120

Notice to the Adviser shall be sent to:

Exchange Traded Concepts, LLC

10900 Hefner Pointe Dr., Suite 400

Oklahoma City, Oklahoma 73120

Attn: Legal

19.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ETC PLATFORM SERVICES, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC, solely with respect to Sections 2(F)(3), 10, 12, 15, 18 and Exhibit A

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

EXHIBIT A

Platform Services Fees

[Omitted]